UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) — June 10, 2009

ASSURED GUARANTY LTD.

(Exact name of registrant as specified in its charter)

Bermuda	001-32141	98-0429991
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Assured Guaranty Ltd.

30 Woodbourne Avenue

Hamilton HM 08 Bermuda

(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 299-9375

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01          Other Events

As reported by Assured Guaranty Ltd. in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, effective January 1, 2004, Assured Guaranty Mortgage Insurance Company (“AGMIC”) reinsured a private mortgage insurer (the “Reinsured”) under a Mortgage Insurance Stop Loss Excess of Loss Reinsurance Agreement (the “Agreement”). Under the Agreement, AGMIC agreed to cover the Reinsured’s aggregate mortgage guaranty insurance losses in excess of a $25 million retention and subject to a $95 million limit. Coverage under the Agreement was triggered only when the Reinsured’s: (1) combined loss ratio exceeded 100%; and (2) risk to capital ratio exceeded 25 to 1, according to insurance statutory accounting. In April 2008, AGMIC notified the Reinsured it was terminating the Agreement because of its breach of the terms of the Agreement. The Reinsured notified AGMIC that it considered the Agreement to remain in effect and that the two coverage triggers under the Agreement applied as of April 1, 2008. By letter dated May 5, 2008, the Reinsured demanded arbitration against AGMIC seeking a declaration that the Agreement remained in effect and alleged compensatory and other damages. The arbitration hearing took place before a three person panel in December 2008 and January 2009. Post hearing briefing and oral arguments were completed on February 26, 2009.

Following the issuance by the arbitration panel of a Final Interim Award with respect to the Agreement in which the majority of the panel concluded that the Reinsured breached a covenant in the Agreement, AGMIC and the Reinsured reached an agreement in principle on June 10, 2009 to settle the matter in full in exchange for a payment by AGMIC to the Reinsured of $10 million, which resolves all disputes between the parties and concludes all remaining rights and obligations of the parties under the Agreement, subject to the execution of a final settlement agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ASSURED GUARANTY LTD.

By:
/s/ James M. Michener
James M. Michener
General Counsel

DATE:  June 11, 2009

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